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                                                              EXHIBIT 1.A.(5)(f)

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                                                            FARMERS NEW WORLD LIFE INSURANCE COMPANY
                                                                 CHILDREN'S TERM INSURANCE RIDER
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BENEFITS                      A. Upon receipt of due proof of the death of an insured child, we will pay to the beneficiary of this rider the Children's Term Rider amount shown on the policy specifications page, provided:

                                 1. the rider is in force on the date of death, and
                                 2. death occurred prior to the child's 22nd birthday.

                              B. Upon receipt of due proof of the insured's death while this rider is in force, we will waive the monthly charges for this rider and continue the term insurance to age 22 on each insured child.

INSURED                       Each of the children described below is insured from age 15 days until the earliest of either the
CHILDREN                      child's 22nd birthday or the insured's attained age 65.

                              1. Each child listed in the application who is not  yet 20 years of age on the effective date of this rider.
                              2. Each future child born to the insured.
                              3. Each child legally adopted by the insured before the child is age 20 and before the insured attains age 63.

BENEFICIARY                   The insured is the beneficiary under this rider.  If the owner is living at the time of the insured's death, the owner will become the beneficiary.  If the owner is not living, the surviving insured children will share and share alike.

CHARGE FOR                    The charge for this rider will be added to the monthly deduction for this policy. The guaranteed
THIS RIDER                    maximum monthly charge for this rider is $0.87 times the number of thousands of Children's Term Rider amount.

                              If this policy provides for Waiver of Deduction, the monthly charge for this rider will be waived if the monthly deduction for the policy is waived.

TERMINATION                   This rider will end when:
OF RIDER                      1. the insured attains age 65; or
                              2. the youngest child covered by this rider reaches age 22; or
                              3. the policy ends; or
                              4. the owner's signed request for termination is received.

CONVERSION                    The insurance on each child may be converted to a permanent plan of life insurance available at the
PRIVILEGE                     time of conversion. Conversion is subject to the following terms:

                              1. The new policy will be based on the child's attained age on the date it takes effect. The new policy will contain the provisions then being included in new policies. It will be based on the policy minimums and rates in effect at that time.

                              2. The amount of the policy may not exceed $1,000 for each $1,000 of insurance provided by this rider. If the conversion is made within 31 days following the earliest of either the child's
                                 22nd birthday or the insured's attained age 65, the amount of the new policy may not exceed
                                 $5,000 for each $1,000 of insurance provided by this rider.

                              3. If the charge for this rider is being waived under the Waiver of Deduction rider at the date of conversion, the charge or premium for the new policy will not
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                                 continue to be waived.



                              4. Evidence of insurability will not be required for the new policy. It will be required for:

                                 a. accidental death benefits, or
                                 b. disability benefits, or
                                 c. any other benefits which increase the insurance risk.

                              5. The suicide and incontestability periods on the new policy will be measured from the effective date of this rider.

                              6. We must receive the owner's signed  request for conversion  while this policy and rider are in force or within 31 days of the end of this rider.

                              7. The required premium and this policy must accompany the request for conversion. We will endorse this rider to exclude the child with the new policy and return the policy to the owner.

                              Upon receipt of due proof that the death of a child eligible to be insured under a new policy occurred during the 31 days following the expiry of that child's insurance under this rider and before any new policy had become effective, we will pay to the beneficiary of this rider the amount which would have been paid if such child's term insurance had not expired.

INCONTESTABILITY              We will not contest this rider after it has been in force for two years from the effective date of the rider during the insured children's lifetimes.

CONTRACT                      This rider is subject to all the terms of this policy, except as modified in this rider.

                              Attached to and made a part of this policy effective as of the date of issue of the policy, unless the rider is added at a later date.
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                   FARMERS NEW WORLD LIFE INSURANCE COMPANY


                                                /s/ JEFFREY T. BLACKBURN

    C. Paul Patsis                                  Jeffrey T. Blackburn
      President                                          Secretary